                                                                REDACTED VERSION

                            CREDIT FACILITY AGREEMENT

     THIS AGREEMENT, dated February 3, 2000, is made by and between NeoRx Corporation ("NR") and Pharmaceutical Product Development, Inc. ("PPD").

                               W I T N E S S E T H

     WHEREAS, NR has requested a Five Million Dollar ($5,000,000) revolving credit facility for the purposes hereinafter set forth; and

     WHEREAS, PPD has agreed to make the requested credit facility available to NR under the terms and conditions herein set forth;

     NOW, THEREFORE, FOR AND IN CONSIDERATION OF the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS.

     ADVANCES means all sums advanced by PPD to NR under the Commitment.

     AGREEMENT means this agreement.

     BUSINESS DAY means a day other than a Saturday, Sunday or other day on which commercial banks in Wilmington, North Carolina are authorized or required by law to close.

     CHANGE OF CONTROL means a merger, consolidation, acquisition of all or substantially all of the property or stock, liquidation or other reorganization of NR (the "Reorganization") as a result of which the shareholders of NR receive cash, stock or other property in exchange for their common stock of NR and the holders of NR's voting equity securities immediately prior to the Reorganization together own less than a majority interest of the voting securities of the successor corporation following the Reorganization.

     CLINICAL TRIAL SERVICES means those services provided to conduct NR's clinical trial entitled "A Phase II/III Multicenter, Randomized, Open-Label Trial Evaluating High Dose Melphalan plus Holmium-166-DOTMP versus High dose Melphalan alone in Patients with Multiple Myeloma when Given in Conjunction with Peripheral Blood Stem Cell Transplantation" (the "Trial"), including clinical project management, monitoring and site management, and administrative support; quality management, assurance and regulatory services to include document control, investigator files, and file and site audits; medical management and pharmacovigilence including


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

study set-up and maintenance, non-reportable SAEs and Clintrace set-up and maintenance; data management services including CRF design, database set-up and maintenance, data entry, data review and clean-up and clinical quality audits, project management, import of external data, and data transfers; biostatistics services including protocol review and/or writing, randomization plan and/or schedule, analysis plan, DSMB analyses, interim analysis, and final analysis; IVR system services including randomization; investigator meetings and services; patient participation; raw materials; product doses; IRB services; CRF printing and shipping; and other related costs or expenses to conduct the Trial approved in advance by PPD.

     COMMITMENT means a credit facility made available hereunder by PPD to NR in an amount not to exceed Five Million Dollars ($5,000,000) to be used solely for payment of Clinical Trial Services, including but not limited to Clinical Trial Services performed by PPD.

     COMMITMENT PERIOD means the period from and including the Effective Date to but excluding the earlier of (i) the Termination Date, or (ii) the date on which the Commitment hereunder shall have been terminated in accordance with the provisions hereof.

     EFFECTIVE DATE means February 3, 2000.

     EVENT OF DEFAULT shall have the meaning assigned to such term in Section
6.1 of this Agreement.

     FIRST COMMERCIAL SALE means the initial transfer in the ordinary course of business by NR or its sublicensees of the STR Product after regulatory approval in exchange for cash or some equivalent to which value can be assigned. Transfer for research, development or testing purposes shall not constitute the First Commercial Sale.

     GAAP means generally accepted accounting principles in the United States applied on a consistent basis.

     GOVERNMENTAL AUTHORITY means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     INTEREST RATE means [ * ]

     NET SALES means the total amount received by NR from the sale of the STR Product , including royalties (if any), less (a) customary trade, quantity, or cash discounts and commissions allowed and taken by brokers or agents, (b) amounts repaid or credited by reason of rejection or return, (c) sales, use and/or taxes or duties, import and/or export duties, and other similar governmental charges paid, but not including income taxes, and (d) to the extent separately stated on purchase orders, invoices, or other documents of sale, insurance costs and outbound transportation charges prepaid or allowed related to shipment of the STR Product. "Net Sales" shall not include license fees or milestone payments paid to NR that are not conditioned on the sale of the STR Product by the licensee.

     NOTE shall have the meaning assigned to such term in Section 2.5 hereof.

     PERSON means any individual, partnership, joint venture, firm, corporation, limited liability company, association trust or enterprise (whether or not incorporated) or any Governmental Authority.

     REQUIREMENT OF LAW means as to any Person the certificate of incorporation and bylaws or other organizational or other governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to any such Person or to which any of its material property is subject.

     SEC means the United States Securities and Exchange Commission.

     STR PRODUCT means the Skeletal Targeted Radiotherapy product known as Holmium-166 DOTMP.

     TERMINATION DATE means the earlier of (i) the second anniversary of the Trigger Date, (ii) the effective date of a Change in Control of NR which materially diminishes NR's financial ability to repay the Commitment, (iii) thirty (30) days after NR sells, licenses or otherwise in any manner disposes of substantially all of its interest in the Holmium-166 DOTMP compound, or its successor compound(s) or derivatives, (iv) the date of termination by NR for any reason other than material breach of or material nonperformance under that certain Master Services Agreement Addendum of even date between NR and PPD Development, Inc. for the further development of the Holmium-166 DOTMP compound, or (v) any other date on which this Agreement or the Commitment hereunder is terminated or deemed terminated as herein provided.

     TRIGGER DATE means the earlier of (i) the date of the First Commercial Sale of the STR Product or (ii) the date on which it is determined that the STR Product cannot or will not, whichever is applicable, be launched.

     SECTION 2. CREDIT FACILITY.

     2.1 CREDIT FACILITY. During the Commitment Period, subject to the terms and conditions hereof PPD shall make available to NR the Commitment. The continuing obligation of PPD to make the Commitment available to NR hereunder is subject to the condition that the Representations and Warranties of NR set forth herein are true and correct in all material respects throughout the Commitment Period. Within the limits set forth herein and in the Note, NR may borrow under this section, repay or, to the extent permitted by Section 2.6, prepay the Commitment at any time during the Commitment Period. PPD shall have no obligation to make available a credit facility in excess of the amount of the Commitment.

     2.2 NOTICES. Any request by NR for an Advance hereunder shall be made by written notice to PPD not later than the fifth Business Day prior to the requested date of issuance of the Advance. Said notice shall be in the form of APPENDIX I attached and shall specify in detail the Clinical Trial Services for which the requested Advance is to be used. PPD may request such additional documentation or evidentiary material as it deems reasonably necessary, in its sole discretion, to verify that the Advance will be used for payment of Clinical Trial Services. Each such request shall be deemed a reaffirmation by NR that the Representations and Warranties set forth herein are true and correct in all material respects as of such date. Notwithstanding anything to the contrary contained in this Agreement, PPD shall be under no obligation to make any Advance hereunder if there shall have occurred any condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default.

     2.3 INTEREST RATE. Commencing on the Effective Date, Advances made under the Commitment hereunder shall bear interest at a per annum rate equal to the Interest Rate; provided, however, that after the occurrence and during the continuance of an Event of Default, the principal and, to the extent permitted by law, interest on Advances made under the Commitment and any other amounts owing hereunder shall bear interest, payable upon demand, at a rate equal to the lesser of (i) the Interest Rate plus two percent (2%), or (ii) the maximum rate permitted without causing a violation of a Requirement of Law.

     2.4 REPAYMENT. Unless sooner paid, the principal amount of Advances made under the Commitment and all accrued and unpaid interest thereon shall be payable as follows:

          (i) Commencing thirty (30) days after the Trigger Date, the principal amount of all Advances made to NR which are outstanding under the Commitment and all accrued and unpaid interest thereon shall be paid in twenty-four (24) equal monthly installments, with the first installment being thirty (30) days after the Trigger Date, and subsequent installments being due on the same day of each succeeding calendar month thereafter, with the last payment being due on the second anniversary of the Trigger Date, until or unless all outstanding amounts under the Commitment have been previously paid in full. Each installment shall be applied first to the payment of interest on the then unpaid principal amount of Advances made under the Commitment and the residue in reduction of the unpaid principal amount of Advances outstanding. If (i) additional Advances are made to NR under the Commitment after the Trigger Date or (ii) payments are made pursuant to clause (ii) of this Section 2.4, the amount of the monthly installments payable hereunder shall be recalculated and adjusted accordingly on the next payment date.

          (ii) Commencing on the last day of the fourth calendar month following the month in which the First Commercial Sale of the STR Product occurs and on the last day of each succeeding month until all of the unpaid principal amount of the Advances made under the Commitment and the interest thereon has been paid in full, [ * ] Each payment shall be applied first to the payment of interest on the then unpaid principal amount of Advances made under the Commitment and the residue in reduction of the unpaid principal amount of Advances outstanding.

     2.5 NOTE. Advances made pursuant to the Commitment shall be evidenced by a single promissory note of NR dated the Effective Date, payable to the order of PPD in an amount equal to the Commitment, in the form of SCHEDULE A hereto (as amended, modified, extended, supplemented, removed, or replaced, the Note).

     2.6 PREPAYMENTS. Advances made under the Commitment may be prepaid in whole or in part in any time without premium or penalty.

     2.7 PAYMENTS AND COMPUTATION. Payments shall be made hereunder in U. S. Dollars in immediately available funds, without offset, reduction or withholding of any kind, at the offices of PPD provided in the notice section of this Agreement. Computations of interest hereunder shall be made on the basis of actual number of days elapsed over a year of 365 days. Whenever any payment of principal of, or interest on, Advances made under the Commitment shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     SECTION 3. CONDITIONS.

     The effectiveness of this Agreement and the continuing obligations of PPD hereunder is expressly conditioned upon (i) the accuracy and truth of the Representations and Warranties on the Effective Date and throughout the Commitment Period, (ii) the aggregate Advances made under the Commitment will not exceed the amount of the Commitment, and (iii) the receipt by PPD of the warrant to purchase shares of NR common stock as provided for in that certain NeoRx Corporation warrant issued on even date to PPD.

     SECTION 4. REPRESENTATIONS AND WARRANTIES.

     4.1 CORPORATE ORGANIZATION. NR is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business in each jurisdiction where failure to so qualify would have a material adverse effect on NR, and is in compliance with all Requirements of Law except to the extent such failure to be in compliance would not have a material adverse effect on NR.

     4.2 ENFORCEABLE OBLIGATION. NR has the power and authority and legal right to enter into, deliver and perform under this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement. This Agreement constitutes a legal, valid and binding obligation of NR, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.3 LEGAL PROCEEDINGS. No claim, litigation or proceeding before any arbitrator or Governmental Authority is pending, or, to the knowledge of NR, threatened which if there is a reasonable likelihood of adverse determination would reasonably be expected to have a material adverse effect on NR.

     4.4 NO DEFAULT. No Event of Default or event or condition which with notice or lapse of time, or both, would constitute an Event of Default, presently exists.

     SECTION 5. COVENANTS.

     5.1 FINANCIAL STATEMENTS. NR will furnish or cause to be furnished to PPD:

          (i) SEC FILINGS. Complete Form 10-K's and Form 10-Q's within one (1) business day after said forms are filed from time to time with the SEC.

          (ii) OTHER INFORMATION. Promptly upon request, such additional financial and other information as PPD may reasonably request from time to time.

All financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normally recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein (except as approved by such accountants and disclosed therein) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles from a prior period.

     5.2 COMPLIANCE WITH LAWS. NR will comply with all material Requirements of Law and all requirements of any Governmental Authority, except where the necessity of such compliance has been contested in good faith through appropriate proceedings.

     5.3 BOOKS AND RECORDS. NR will keep proper books and records in conformity with GAAP and all material Requirements of Law. PPD hereby reserves the right to have such books and records reviewed and audited by a national recognized independent certified public accounting firm reasonably acceptable to NR with respect to all amounts owed by NR to PPD under Section 2.4(ii) hereof. Prior to any audit, said firm shall enter into a confidentiality agreement with NR for such audit which is reasonably acceptable to the parties. If the result of such audit reveals amounts due to PPD in excess of Five Percent (5%) of the amount actually paid to PPD for the period in question, (i)NR shall pay such amount determined by such audit to be due to PPD, plus interest thereon at the Interest Rate, if there is outstanding any unpaid principal or interest under the Commitment, but only to the extent of such unpaid principal or interest, and
(ii) NR shall reimburse PPD for the cost of said audit.

     SECTION 6. EVENTS OF DEFAULT.

     6.1 EVENT OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

          (i) NR shall fail to pay any amount when due under the Commitment or the Note within ten (10) days after NR's receipt of written notice from PPD to pay same;

          (ii) NR shall fail to observe or perform any covenant or agreement contained in this Agreement or the Note other than those covered by clause (i) above, which breach or nonperformance is not cured within thirty (30) days after NR's receipt of notice of same;

          (iii) any representation, warranty, certification or statement made by NR in any financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

          (iv) NR shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (v) an involuntary case or other proceeding shall be commenced against NR seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for release shall be entered against NR under the federal bankruptcy laws as now or hereafter in effect; or

          (vi) one or more judgments or orders for payment of money in an aggregate amount in excess of One Million Dollars ($1,000,000) shall be rendered against NR and such judgment or order shall continue unsatisfied or unstayed for a period of thirty (30) days.

     6.2 REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter, and during the continuation of any Event of Default, PPD may immediately terminate the Commitment which shall thereupon terminate, and by notice to NR (i) declare the unpaid principal of the Note, together with any accrued and unpaid interest owing thereon, to be, and the Note and the outstanding Advances and all other indebtedness or obligations owing hereunder or under any of other instrument referenced herein or in connection herewith or therewith, shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all which are hereby waived by NR, and (ii) enforce any other rights and interests available at law or in equity, including rights of set off. Notwithstanding the foregoing, in the case of an Event of Default described in clauses (v) or (vi) of Section 6.1 relating to bankruptcy and insolvency, the Note, the Advances, and all accrued interest, fees and other indebtedness and other amounts owing hereunder or under any other instrument given by NR to PPD shall become immediately due and payable without presentment, demand, protest or the giving of any other notice or other action by PPD, all of which are hereby waived by NR.

     SECTION 7. MISCELLANEOUS.

     7.1 NOTICES. Notices and other communications shall be effective, when duly given, (i) when received, (ii) when transmitted by telecopier or other facsimile device to the numbers set out below if transmitted before 5:00 p.m. on a Business Day, or otherwise on the next following Business Day, (iii) the day following the day on which delivered prepaid by a reputable national overnight air courier service, (iv) the third Business Day following the day sent by certified or registered mail postage prepaid, in each case to the parties at the address shown below, or at such other address as may be specified by written notice to the other parties:

if to PPD:                          Pharmaceutical Product Development, Inc.
                                    3151 South 17th Street
                                    Wilmington, NC 28412
                                    Attention: Chief Financial Officer
                                    Telephone:       (910)  251-0081
                                    Fax:             (910)  772-7056

if to NR:                           NeoRx Corporation
                                    410 West Harrison Street
                                    Seattle, WA  98119

                                    Attention: President
                                    Telephone:       (206) 286-2514
                                    Fax:             (206) 284-7112

with a copy to:            LAWCO of Washington
                                    1201 Third Avenue, Suite 4000
                                    Seattle, WA  98101
                                    Telephone:       (206) 583-8888
                                    Fax:             (206) 583-8500

     7.2 BENEFIT OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and the permitted assigns of the parties hereto; provided, that neither PPD nor NR may assign or transfer any of its obligations or interests without the other's prior written consent.

     7.3 NO WAIVER. No failure or delay on the part of PPD in exercising any right, power or privilege hereunder or under the Note and no course of dealing between PPD, on the one hand, and NR, on the other hand, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and privileges provided herein are cumulative and not exclusive to any rights or remedies which PPD would otherwise have.

     7.4 AMENDMENTS. Neither this Agreement nor the Note may be amended or modified, nor shall consents or waivers be effective, except with the written consent of the parties hereto.

     7.5 PAYMENT OF EXPENSES. NR shall pay all reasonable out-of-pocket costs and expenses of PPD in connection with the enforcement of this Agreement, the Note and any other documents and instruments referred to herein or therein including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for PPD. In the event of any dispute hereunder before any tribunal of any kind which is authorized to resolve said dispute, the prevailing party's costs and expenses, including reasonable attorney's fees, shall be paid by the non-prevailing party.

     7.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     7.7 HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     7.8 SURVIVAL. The indemnities and payment obligations hereunder and the Representations and Warranties made herein or in connection herewith shall survive the making and repayment of Advances made under the Commitment and termination of the Commitment hereunder.

     7.9 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

     7.10 CONSENT TO JURISDICTION. NR (a) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement and the Note, (b) waives any and all personal rights under the laws of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement or the Note, and (c) agrees that service of process may be made upon it by personal delivery or certified or registered mail in the manner prescribed in Section 7.1 for the giving of notice to NR. Nothing herein contained, however, shall prevent PPD from bringing any action against NR within any other state or jurisdiction.

                          [NEXT PAGE IS SIGNATURE PAGE]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first herein set forth.

                                       Pharmaceutical Product Development, Inc.

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

Attest:
       ----------------------------

       -------------------Secretary

[Corporate Seal]

                                       NEORX CORPORATION

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

Attest:
       ----------------------------

       -------------------Secretary

[Corporate Seal]

                                   APPENDIX I

                               Request for Advance

This Request for Advance ("Request") dated as of _______________, 20__, is by and between NeoRx Corporation ("NR") and Pharmaceutical Product Development, Inc. ("PPD"). Advances made by PPD pursuant to its Commitment to NR under the Credit Facility Agreement (the "Credit Agreement") dated February 3, 2000 by and between NR and PPD shall be made available on the fifth Business Day following receipt of this Request at the offices of PPD in Wilmington, NC. Unless otherwise indicated in this Request, all capitalized terms used in this Request shall have the same meaning ascribed to them in the Credit Agreement.

1. AMOUNT REQUESTED ($) :

2. DESCRIPTION OF PROPOSED USE OF FUNDS (Note: Must be for payment of Clinical Trial Services) :

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------

3. THIS REQUEST REPRESENTS A REAFFIRMATION BY NR THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE CREDIT AGREEMENT ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS AS OF THE DATE OF THIS REQUEST.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE CREDIT AGREEMENT, PPD SHALL BE UNDER NO OBLIGATION TO MAKE ANY ADVANCE HEREUNDER IF THERE SHALL HAVE OCCURRED ANY CONDITION OR EVENT THAT CONSTITUTES AN EVENT OF DEFAULT OR WHICH, WITH THE GIVING OF NOTICE OR LAPSE OF TIME, OR BOTH, WOULD, UNLESS CURED OR WAIVED, BECOME AN EVENT OF DEFAULT.

IN WITNESS HEREOF, NR has caused this Request to be duly executed by its authorized officer as of the date first above written.

                                       NEORX CORPORATION

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

                                   SCHEDULE A

                                 PROMISSORY NOTE

$5,000,000                                                      February 3, 2000

     FOR VALUE RECEIVED, the undersigned, NeoRx Corporation ("NR") promises to pay to the order of Pharmaceutical Product Development, Inc. ("PPD"), its endorsees, successors and assigns, on or before the Termination Date the principal sum of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all advances made by PPD pursuant to its Commitment to NR under the Agreement, in lawful money of the United States in immediately available funds at the office of PPD as provided in the Credit Facility Agreement of even date by and between PPD and NR (the "Credit Agreement") or as otherwise directed by PPD pursuant to the terms of the Credit Agreement, together with interest, in like money funds, on the unpaid principal amount hereof at the rates and on the dates as set forth in the Agreement.

     This Note is issued pursuant to, and is entitled to the benefits of the Credit Agreement (as the same may be amended or modified and in effect from time to time), to which Credit Agreement reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

     In the event payment of amounts due hereunder are accelerated under the terms of the Credit Agreement, all such amounts shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived.

     TIME IS OF THE ESSENCE WITH RESPECT TO THIS NOTE. In addition and not in limitation of the foregoing provisions of the Credit Agreement, NR further agrees to pay all expenses of collection, including reasonable attorneys' fees, if this Note shall be collected by an attorney at law, or in bankruptcy, receivership or other court proceedings.

     This Note shall be governed by and construed in accordance with the laws of the State of North Carolina. This Note is intended to be effective as an instrument executed under seal.

     PRESENTMENT, DEMAND, PROTEST, NOTICE OF DISHONOR AND NOTICE OF ANY KIND ARE HEREBY WAIVED BY NR.

     Executed under hand and seal of NR on the date first above written.

                                       NeoRx Corporation

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

Attest:
       ----------------------------

       -------------------Secretary